Exhibit 4.100

English translation

This Amended and Restated Equity Interest Pledge Agreement (the "Agreement") is signed by the following parties on June 18, 2021:

A

Haishaman (Shanghai) Information Technology Co., Ltd., a limited liability company legally established and existing under the laws of the People's Republic of China, with its registered address: No. 24 Yangxin East Road, Pudong New District, Shanghai (the "Pledgee");

B

Guangzhou Huaduo Network Technology Co., Ltd., a limited liability company legally established and existing under the laws of the People's Republic of China, with its registered address: 24th Floor, Building B-1, North Area, Wanda Commercial Plaza, Wanbo Business Area, No. 79 Wanbo 2nd Road, Nancun Town, Panyu District, Guangzhou ("Guangzhou Huaduo")

C

Guangzhou Ruicheng Network Technology Co., Ltd., a limited liability company legally established and existing under the laws of the People's Republic of China, with its registered address: 3204, No. 79, Wanbo 2nd Road, Nancun Town, Panyu District, Guangzhou ("Guangzhou Ruicheng", together with Guangzhou Huaduo, the "Pledgor");and

D

Shanghai Ruogu Information Technology Co., Ltd., a limited liability company legally established and existing under the laws of the People's Republic of China, whose registered address is:Room 3304, 3rd Floor, No. 17, Lane 658, Jinzhong Road, Changning District, Shanghai (the "Domestic Company").

In this Agreement, the Pledgee, the Pledgors and the Domestic Company are collectively referred to as the "Parties", and each is referred to as a "Party".

Recitals:

1	The Domestic Company is a company incorporated in China, and the Pledgor owns a total of 100.00% equity of shares of the Domestic Company (see Annex 1).
2	The Pledgee and the Domestic Company signed an exclusive technology development, consulting and service agreement on January 1, 2019 (the "Service Agreement").
3	To ensure that the Pledgee can properly receive technology development and consulting service fees from the Domestic Company in accordance with the Service Agreement, the pledger provides a pledge for the technology development and consulting service fees under the Service Agreement with all of its equity of shares in the Domestic Company.

After friendly negotiation, all parties reached an agreement on the equity interest pledge matter. To clarify the rights and obligations of all parties, this Agreement is concluded for mutual compliance.

Article 1 Definition and Interpretation

Unless otherwise specified in this Agreement, the following terms shall have the meanings:

1.	Pledge: means all the contents as set forth in Article 2 of this Agreement.
2.	Pledged Shares: means all the shares legally held by the Pledgor of the Domestic Company, in the aggregate of 100% shares of the Domestic Company.
3.	Pledge Period: means the period specified in Article 3 of this Agreement.
4.	Event of Default: means any circumstance as set forth in Article 7 of this Agreement.
5.	Notice of Default: means the notice of Event of Default sent by the Pledgee in accordance with this Agreement.

Article 2 Pledge

1.

The Pledgor pledges all of the shares held by it in the Domestic Company to the Pledgee, as a guarantee to prompt and complete payment and performance of any outstanding payment (including but not limited to those technology development and consulting service fees which shall be paid to the Pledgee under the Service Agreement) payable when due (whether a stipulated due date, by early repayment or otherwise), the total amount of secured credit is RMB833,775. The Pledgor pledges all the shares it owned of the Domestic Company (corresponding to the registered capital RMB833,775, representing 100% of the total registered capital of the Domestic Companies) to the Pledgee, and the amount of the secured credit is RMB833,775.

2.	The Pledge means the right of the Pledgee to be paid preferentially with the proceeds from auction or sale of the shares pledged to the Pledgee.

Article 3 Pledge Period

1.	This Agreement takes effect from the date of signing. The Pledge is effective from the date of completion of shares pledge registration of the shares recorded on the register of shareholders of the Domestic Company with relevant market supervision and administrative department, and the validity period of the Pledge is the same as that of the Service Agreement.

2.

During the Pledge Period, if the Domestic Company fails to pay the technical development and consulting service fees as stipulated in the Service Agreement, the Pledgee has the right to dispose of the pledge in accordance with the provisions of this Agreement and relevant PRC laws and regulations.

Article 4 Keeping of Pledge Certificate

1.

During the Pledge Period stipulated in this Agreement, the Domestic Company shall and the Pledgor shall sign or procure the Domestic Company to sign the certificate of capital contribution and the register of shareholders as exhibits to this Agreement, and deliver the above duly signed documents to the Pledgee, and the Pledgee shall keep the above documents within the Pledge Period stipulated in this Agreement.

2.	The Pledgee has the right to receive all cash income such as dividends and distributions and all non-cash income generated from the Pledged Shares since the execution of this Agreement.

Article 5 Representations and Warranties of the Pledgor and Domestic Company

The Pledgor and the Domestic Company hereby severally warrants to the Pledgee:

1.	The Pledgor has full power and authority to sign this Agreement and perform its obligations under this Agreement, and the terms of this Agreement constitute legal, valid and binding obligations to it.
2.

The Domestic Company has full corporate power and authorization to sign this Agreement and perform its obligations under this Agreement, and the terms of this Agreement constitute legal, valid and binding obligations to it.

3.

The signing, delivery and performance of this Agreement and any related agreements by the Pledgor and the Domestic Company will not violate the followings due to the limitation of time and/or the occurrence of any act or event or any other reason:

(a)	Any incorporation documents of the Pledgor and the Domestic Company;

(b)	any laws to which the Pledgor and the Domestic Company are subject; or
(c)

Any terms stipulated and obligations assumed in any written or oral documents such as any contracts, agreements, memorandums, etc. that have been signed and entered into force by the Pledgor and the Domestic Company.

4.	The Pledgor is the legal owner of the Pledged Shares.
5.	At any time, once the Pledgee exercises the rights of the Pledgee under this Agreement, there should be no interference from any other party.
6.	The Pledgee has the right to dispose of and transfer the pledge in the manner specified in this Agreement.
7.	Except for the Pledgee, the Pledgor has not set any other pledge rights or any third-party rights on the shares.

Article 6 Covenants of the Pledgor

1.	During the term of this Agreement, the Pledgor undertakes to the Pledgee that the Pledgor:
(a)

except for the transfer of the shares to the Pledgee or persons designated by the Pledgee according to the Amended and Restated Exclusive Option Agreement signed by the Pledgor, the Pledgee and the Domestic Company on June 18, 2021, without the prior written consent of the Pledgee, shall not transfer the shares directly or indirectly in any forms, and shall not establish or allow any existence of any pledge or other forms of security that may affect the rights and interests of the Pledgee;

(b)

shall comply with and implement all laws and regulations related to pledge of rights, and upon receipt of notices, instructions or suggestions from relevant competent authorities on the Pledge, shall provide the above notices, instructions or suggestions to the Pledgee within five (5) days, and shall comply with the above notices, instructions or recommendations, or make objections and representations on the above matters at the reasonable request of the Pledgee or with the consent of the Pledgee;

(c)

shall notify the Pledgee of any event or notice received that may cause an impact on the rights of the Pledgor's shares or any part of the rights thereof, and any event or notice received that may alter any warranties or obligations of the Pledgor under this Agreement, or may affect any performance of obligations under this Agreement by the Pledgor.

2.

The Pledgor agrees that the exercise of the Pledgee's rights to the Pledge by the Pledgee in accordance with the terms of this Agreement shall not be interrupted or impaired by any legal proceeding taken by the Pledgor, the Pledgor's successors, spouse (if applicable), the Pledgor's principal or any other person.

3.

The Pledgor warrants to the Pledgee that, in order to protect or improve the guarantee of this Agreement to the reimbursement of the technical development and consulting service fees under the Service Agreement, the Pledgor will duly sign, and procure other interested parties to sign, all the rights certificates, deeds, and/or will perform and procure other interested parties to perform actions required by the Pledgee, and will facilitate the exercise of the rights and authorizations granted to the Pledgee by this Agreement, and will sign all the change documents related to the share certificate with the Pledgee or its designated person (natural person/legal entity), and provide the Pledgee with all the notices, orders and decisions related to the Pledge that the Pledgee deems necessary within a reasonable period.

4.

The Pledgor warrants to the Pledgee that, for the benefit of the Pledgee, the Pledgor will abide by and perform all warranties, covenants, agreements, representations and conditions. If the Pledgor fails to perform or does not fully perform its warranties, covenants, agreements, representations and conditions, the Pledgor shall compensate the Pledgee for all losses suffered thereby.

5.

The Pledgor warrants to the Pledgee that on the date hereof, the Pledgor and the Domestic Company shall register the Pledge under this Agreement in the register of shareholders of the Domestic Company; and the Pledgor shall, and the Pledgor shall procure the Domestic Company to, complete the registration of equity interest pledge as soon as possible at the corresponding market supervision and administration bureau.

Article 7 Event of Default

1.	The following events are considered Event of Default:
(a)

The Domestic Company fails to pay the technical development and consulting service fees payable under the Service Agreement in full and on time, or breach of any other obligations of the Domestic Company under the Service Agreement;

(b)

Any representations or warranties made by the Pledgor and the Domestic Company in Article 5 of this Agreement are materially misleading or mistaken, and/or the Pledgor and the Domestic Company breach the representations and warranties of Article 5 of this Agreement;

(c)	The Pledgor breaches the covenants in Article 6 of this Agreement;
(d)	The Pledgor breaches any terms of this Agreement;
(e)	Except as stipulated in Article 6, paragraph 1 (a) of this Agreement, the Pledgor loses the pledged shares for any reason, or transfers the pledged shares without the written consent of the Pledgee;
(f)

Any external loan, guarantee, indemnification, covenants or other debts repayment obligation of the Pledgor itself (1) is required to be repaid or performed in advance due to breach of agreement; or (2) has expired but cannot be repaid or performed on time, causing the Pledgee to believe that the Pledgor's ability to perform its obligations under this Agreement has been affected;

(g)	The Pledgor cannot repay general debts or other debts, so that the Pledgee believes that the Pledgor's ability to perform its obligations under this Agreement has been affected;
(h)	Due to the promulgation of relevant laws, this Agreement is illegal or the Pledgor cannot continue to perform its obligations under this Agreement;
(i)	If all governmental consents, permits, approvals or authorizations necessary to enforce this Agreement or to make it legal or effective are withdrawn, suspended, voided or substantially modified;
(j)	The Pledgee believes that the Pledgor's ability to perform its obligations under this Agreement has been affected due to adverse changes in the financial assets owned by the Pledgor;
(k)	The successors or custodians of the Domestic Company can only partially or refuse to perform the payment obligations under the Service Agreement;
(l)	Other situations where the Pledgee cannot exercise or dispose of the Pledge according to relevant laws.
2.	The Pledgor shall immediately notify the Pledgee in writing if it becomes aware of or discovers that any matter referred to in paragraph 1 of this Article or an event that may give rise to the above matter has occurred. The Pledgee has the right to require the Pledgor to correct the breach of Agreement within a limited period.

3.

Unless the Event of Default listed in paragraph 1 of this Article has been perfectly resolved to the satisfaction of the Pledgee, the Pledgee may, at the time of or at any time after the occurrence of the Event of Default by the Pledgor, send a notice of default to the Pledgor in writing form, requiring the Pledgor to immediately pay all the arrears and other payables under the Service Agreement or dispose of the Pledge in accordance with the provisions of Article 8 of this Agreement.

Article 8 Exercise of Pledge

1.	Before the full payment of technical development and consulting service fees mentioned in the Service Agreement, without the written consent of the Pledgee,
(a)	The Pledgor shall not transfer the equity of the Domestic Company held by it for any reason or by any means;
(b)	The Pledgor shall not transfer or assign the Pledge.
2.	The Pledgee may issue a notice of default to the Pledgor when exercising the Pledge.
3.

Subject to the provisions of paragraph 3 of Article 7, the Pledgee may exercise the right to dispose of the Pledge at the same time as the notice of default is issued in accordance with paragraph 3 of Article 7 or at any time after the notice of default is issued.

4.

The Pledgee has the right to discount all or part of the equity under this Agreement in accordance with legal procedures, or to receive priority compensation from the price of auction or sale of the equity, until the unpaid technology development, consulting service fees and all other payables have been paid off.

5.	When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgor shall not set up obstacles and shall provide necessary assistance to enable the Pledgee to realize its Pledge.

Article 9 Assignment

1.	The Pledgor has no right to gift or transfer its rights and obligations under this Agreement unless the Pledgee consents in advance.

2.	This Agreement is binding on the Pledgor and its successors and is effective on the Pledgor and each of its successors and assigns.
3.

The Pledgee may at any time assign all or any of its rights and obligations under the Service Agreement to the person designated by it (natural person/legal entity), in which case the assignee shall enjoy and undertake the rights and obligations under this Agreement as those they should have enjoyed and undertaken as a party to this Agreement. When the Pledgee assigns the rights and obligations under the Service Agreement, at the request of the Pledgee, the Pledgor shall sign relevant agreements and/or documents regarding such assignment.

4.

After the change of the Pledgee due to assignment, at the request of the Pledgee, the Pledgor shall enter into a new pledge agreement with the new pledgee subject to the same terms and conditions as this Agreement.

5.

The Pledgor shall strictly abide by the provisions of this Agreement and other agreements signed by the parties hereto, or any of them, jointly or individually, including the Amended and Restated Exclusive Option Agreement and the Power of Attorney granted to the Pledgee as described in Article 6 paragraph 1 (a), perform the obligations under this Agreement and other agreements, and do not take any act or omission that may affect its validity and enforceability. Unless in accordance with the written instructions of the Pledgee, the Pledgor shall not exercise any of its remaining rights of the Pledged Shares under this Agreement.

Article 10 Termination

This Agreement shall be terminated after the technology development, consulting and service fees under the Service Agreement have been paid in full and the Domestic Company no longer undertakes any obligations under the Service Agreement. The Pledgee shall, within a reasonable and practicable time, terminate this Agreement and assist the Pledgor to cancel the registration of the equity interest pledge. Notwithstanding the aforementioned terms, the termination of this Agreement and the cancellation of the registration of the equity interest pledge shall be subject to the prior written consent of the investor directors of the parent company Mangatoon Inc., which actually controls the Domestic Company.

Article 11 Fees

1.

All fees and actual expenses related to this Agreement, including but not limited to legal fees, cost of production, stamp duty and any other taxes, fees, etc. shall be borne by the Domestic Company. If the laws stipulate that the Pledgee shall pay the relevant taxes, the Domestic Company shall fully compensate the Pledgee for the taxes and fees paid by the Pledgee.

2.

If the Domestic Company fails to pay any taxes or fees payable by it in accordance with the provisions of this Agreement, or for other reasons, making the Pledgee takes any methods or means to be indemnified, the Domestic Company shall bear all expenses (including but not limited to various taxes, handling fees, management fees, litigation fees, attorney fees and various insurance fees for handling the Pledge) arising therefrom.

Article 12 Force Majeure

1.

When the performance of this Agreement is delayed or hindered by any Force Majeure Event, the party affected by the force majeure shall not bear any responsibility under this Agreement only for this part of the delayed or hindered performance.

2.

"Force Majeure Event" means any event beyond the reasonable control of a party and unavoidable with the reasonable care of the affected party, including, but not limited to, government action, natural forces, fire, explosion, geographical change, storm, flood, earthquake, tide, lightning or war. However, lack of credit, funds or financing shall not be deemed to be an event beyond the reasonable control of a party.

3.

One party affected by a Force Majeure Event seeking to waive its responsibility of performance under this Agreement or any provision of this Agreement shall notify the other party of such waiver as soon as possible and inform it of the steps to be taken to complete the performance.

4.

The party affected by force majeure shall not be liable for failure to perform its obligations under this Agreement, but the affected party shall try its best to reduce the losses caused to the other party, and the unfulfilled obligations are only limited to those unfulfilled due to force majeure. After the Force Majeure Event ends, the parties agree to use their best efforts to resume the performance of their obligations under this Agreement.

Article 13 Disputes Resolution

1.	This Agreement shall be governed by and construed in accordance with the PRC laws.
2.	In the event of a dispute between the parties to this Agreement regarding the interpretation and performance of the terms under this Agreement, the parties shall resolve the dispute through negotiation in good faith. If within thirty (30) days after one party has given the other party a written notice requesting a negotiated settlement, the parties have not reached an agreement to resolve the dispute, either party may refer the dispute to Beijing Arbitration Commission in accordance with its then-effective arbitration rules. The place of arbitration is Beijing; the language of arbitration shall be Chinese. The arbitral award shall be final and binding on the parties.

Article 14 Notification

Unless there is a written notice to change the address listed below, notices under this Agreement shall be delivered by hand or by registered mail to the address listed below. If the notice is sent by registered mail, the date of receipt recorded on the return receipt of the registered mail shall be the date of delivery; if it is sent by personal delivery, the date of sending the notice shall be the date of delivery:

Party A: Haishaman (Shanghai) Information Technology Co., Ltd.

Address: Room 301, No. 12, Lane 658, Jinzhong Road, Shanghai
Telephone: ***
Mail: ***
Attention: ***

Party B: Guangzhou Huaduo Network Technology Co., Ltd., Guangzhou Ruicheng Network Technology Co., Ltd.

Address: 29th Floor, Building B-1, Wanda Plaza, No. 79 Wanda 2nd Road, Panyu District, Guangzhou
Telephone: ***
Mail: ***
Attention: ***

Party C: Shanghai Ruogu Information Technology Co., Ltd.

Address: Room 301, No. 12, Lane 658, Jinzhong Road, Shanghai
Telephone:***
Mail:***
Attention: ***

Article 15 Appendix

The annexes listed in this Agreement are an integral part of this Agreement.

Article 16 Severability

If any provision under this Agreement is invalid or unenforceable due to its inconsistency with relevant laws, such provision shall be invalid or unenforceable only within the relevant jurisdiction and shall not affect the legal validity of other provisions of this Agreement.

Article 17 Effectiveness

1.

This Agreement and any amendments, supplements or revisions must be in writing and become effective after being signed and/or sealed by all parties. Once this Agreement is signed, it will terminate and supersede the equity interest pledge agreement the parties executed on July 23, 2019.

2.	This Agreement is written in Chinese. The original can be made into one or more copies as required, and each Agreement has the same legal effect.

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Pledgee:

Haishaman (Shanghai) Information Technology Co., Ltd. (seal)

/seal/ Haishaman (Shanghai) Information Technology Co., Ltd.
/s/ Pan Wei
Name: Pan Wei
Title: Legal Representative

Domestic Company:

Shanghai Ruogu Information Technology Co., Ltd. (seal)

/seal/ Shanghai Ruogu Information Technology Co., Ltd.
/s/ Pan Wei
Name: Pan Wei
Title: Legal Representative

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Pledgor:

Guangzhou Huaduo Network Technology Co., Ltd. (seal)

/seal/ Guangzhou Huaduo Network Technology Co., Ltd.
/s/ Li Ting
Name: Li Ting
Title: Legal Representative

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Pledgor:

Guangzhou Ruicheng Network Technology Co., Ltd. (seal)

/seal/ Guangzhou Ruicheng Network Technology Co., Ltd.
/s/ Li Ting
Name: Li Ting
Title: Legal Representative